Exhibit 99.1

Life Storage, Inc. Reports Second Quarter 2019 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--July 31, 2019--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self storage properties, reported operating results for the quarter ended June 30, 2019.

Highlights for the Second Quarter Included:

  Achieved net income attributable to common shareholders of $40.7 million, or $0.87 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.42 as compared to $1.39 in the second quarter of 2018.
  Increased same store revenue by 2.0% and same store net operating income ("NOI")(2) by 2.4% as compared to the second quarter of 2018.
  Grew management and acquisition fees by 28.0% over the same period in 2018.
  Acquired four properties for a total cost of $43.2 million.
  Added 11 stores to its third-party management platform.
  Completed a $350-million offering of 4% Senior Unsecured Notes due 2029.
  Subsequent to quarter end, completed the divestiture of 32 mature stores for $212.0 million and acquired 12 stores in lease-up for $134.8 million.

Joe Saffire, the Company’s Chief Executive Officer, stated, “We are pleased to have completed the planned recycling of selective assets from mature, lower rental rate stores into facilities in lease-up with higher rental rates and growth prospects. Our acquisition pipeline remains strong with the inclusion of stores under contract in new strategic markets with attractive demographics. Second quarter results were solid operationally, having achieved the high end of our adjusted FFO guidance range, and we remain diligent in continuing to drive revenue growth and control costs as our markets absorb new supply.”

FINANCIAL RESULTS

The Company achieved net income attributable to common shareholders in the second quarter of 2019 of $40.7 million or $0.87 per fully diluted common share. This compares to net income attributable to common shareholders of $39.3 million in the second quarter of 2018, or $0.84 per fully diluted common share. The increase in net income was primarily the result of higher NOI as well as lower general and administrative expense.

Funds from operations for the quarter was $1.45 per fully diluted common share compared to $1.39 for the same period last year. After adjusting for the $1.7 million reduction in general and administrative expense as a result of the return of cash due to the finalization of a 2017 lawsuit settlement, adjusted FFO per fully diluted common share was $1.42 for the quarter ended June 30, 2019. Adjusted FFO per fully diluted common share for the quarter ended June 30, 2018 was $1.39.

OPERATIONS

Revenues for the 505 stabilized stores wholly owned by the Company since December 31, 2017 increased 2.0% from the second quarter of 2018, the result of a 3.0% increase in rental rates, partially offset by a 100 basis point decrease in average occupancy.

Same store operating expenses increased 1.2% for the second quarter of 2019 compared to the prior year period, the result of increased real estate taxes and internet marketing costs. These increases were offset by decreases in payroll and benefits, utilities, and repair and maintenance expenses. Accordingly, same store NOI this period increased 2.4% over the second quarter of 2018.

General and administrative expenses decreased by $1.2 million over the same period in 2018, primarily from the return of $1.7 million settlement proceeds from the finalization of a 2017 lawsuit.

During the second quarter of 2019, the Company experienced same store revenue growth in 24 of its 30 major markets. Overall, the markets with the strongest revenue impact include Chicago, Las Vegas, New York-Newark-New Jersey, Buffalo and New England.

PORTFOLIO TRANSACTIONS

Acquisition Activity

The Company acquired four properties for its wholly owned portfolio in the second quarter of 2019 in Cleveland, OH (3) for approximately $33.2 million and Jacksonville, FL (1) for $10.0 million. During the second quarter, the Company entered into agreements to acquire three facilities in Seattle, WA and one in Las Vegas, NV. Subsequent to quarter end, the Company entered into an agreement to acquire five facilities in Baltimore, MD and it also entered an agreement to acquire one store in Austin, TX that it currently leases and manages. Seattle and Baltimore represent new markets to Life Storage.

Subsequent to quarter end and as previously announced, the Company acquired 12 stores in lease-up for its wholly owned portfolio for a total consideration of approximately $134.8 million. The facilities are located in: Virginia (5), Florida (2), South Carolina (2), North Carolina (1), Tennessee (1) and Georgia (1).

Divestiture Activity

Also subsequent to quarter end, the Company divested 32 stabilized facilities for a total consideration of approximately $212.0 million as part of its asset redeployment program. The facilities are located in Louisiana (9), Mississippi (8), Texas (6), South Carolina (5) and North Carolina (4). Life Storage continues to manage all the properties pursuant to the terms of a long-term management agreement.

All remaining acquisitions and joint venture investments are subject to further due diligence and closing conditions; therefore, no assurance can be given that they will be purchased according to the terms described.

THIRD PARTY MANAGEMENT

The Company continues to aggressively grow its third-party management platform. During the quarter, the Company added 11 stores to the platform. As of quarter end, the Company managed 227 facilities in total, including those in which it owns a minority interest.

FINANCIAL POSITION

At June 30, 2019, the Company had approximately $46.1 million of cash on hand, and $499.7 million available on its line of credit.

On June 3, 2019, the Company completed an offering of $350 million aggregate principal amount of 4.0% Senior Unsecured Notes due 2029. The proceeds were used to repay a $100 million term note due June 2020 as well as an unsecured line of credit balance of $215 million. Remaining proceeds will be used for general corporate purposes.

Illustrated below are key financial ratios at June 30, 2019:

- Debt to Enterprise Value (at $95.08/share)	29.7%
- Debt to Book Cost of Storage Facilities	41.6%
- Debt to Recurring Annualized EBITDA	5.5x
- Debt Service Coverage	4.6x

COMMON STOCK DIVIDEND

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $1.00 per share, or $4.00 annualized. The dividend was paid on July 26, 2019 to Shareholders of record on July 16, 2019.

YEAR 2019 EARNINGS GUIDANCE

The following assumptions covering operations have been utilized in formulating guidance for 2019:

Year 2019 Earnings Guidance	Current Guidance Range			Prior Guidance Range (May 1, 2019)
Same Store Revenue	1.50%	-	2.50%	1.50%	-	2.50%
Same Store Operating Costs (excluding property taxes)	0.00%	-	1.00%	2.00%	-	3.00%
Same Store Property Taxes	5.50%	-	6.50%	5.50%	-	6.50%
Total Same Store Operating Expenses	2.00%	-	3.00%	3.00%	-	4.00%
Same Store Net Operating Income	1.50%	-	2.50%	1.00%	-	2.00%
General & Administrative	$48M	-	$50M	$48M	-	$50M

Expansions & Enhancements	$45M	-	$55M	$40M	-	$55M
Capital Expenditures	$20M	-	$25M	$20M	-	$25M
Wholly Owned Acquisitions	$275M	-	$475M	$225M	-	$225M
Wholly Owned Dispositions	$212M	-	$225M	$225M	-	$225M
Joint Venture Investments	$15M	-	$25M	$50M	-	$50M

Adjusted Funds from Operations per Share	$5.56	-	$5.63	$5.55	-	$5.63

The Company’s 2019 same store pool consists of the 505 stabilized stores owned since December 31, 2017. The 32 stabilized stores sold subsequent to quarter end have been removed from the 2019 same store pool. Fifteen of the stores purchased through June 30, 2019 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

Due to its strong pipeline of acquisition opportunities and flexible capital position, the Company has increased its expected midpoint of acquisitions for 2019 to $375 million from $225 million previously disclosed. Additionally, the Company expects $220 million of dispositions, down slightly from $225 million previously expected.

Due to the $350 million offering of Senior Unsecured Notes completed in June 2019, the Company expects $0.04 per share of additional interest expense in 2019 above previous estimates. Though the earlier than expected issuance results in higher interest expense than planned in 2019, the Company believes that the opportunity to secure long-term, low cost, fixed rate debt will benefit its shareholders.

As a result of favorable company operating trends and the increased acquisition volume, the Company has increased its full year 2019 adjusted funds from operations guidance of approximately $5.56 to $5.63 per share, despite the increased interest cost from the debt offering. Due to the timing of the planned acquisition volume, the Company expects adjusted funds from operations for the third quarter of 2019 to be between $1.42 and $1.46 per share.

Reconciliation of Guidance	3Q 2019 Range or Value	FY 2019 Range or Value
Earnings per share attributable to common shareholders - diluted	$ 2.97 – $ 3.01	$ 5.42 – $ 5.49
Plus: real estate depreciation and amortization	0.60 – 0.60	2.35 – 2.35
Less: gain on sale of real estate	(2.15 – 2.15)	(2.21 – 2.21)
FFO per share	$ 1.42 – $ 1.46	$ 5.56 – $ 5.63

FORWARD LOOKING STATEMENTS:

When used in this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to effectively compete in the industry in which it does business; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; any future ratings on the Company’s debt instruments; regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; economic uncertainty due to the impact of natural disasters, war or terrorism; and tax law changes that may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, August 1, 2019. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 866-777-2509 (domestic) or 412-317-5413 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com. The webcast will be archived for a period of six months.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. Located in Buffalo, New York, the Company operates more than 800 storage facilities in 28 states and Ontario, Canada. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to its almost 450,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	June 30,	December 31,
(dollars in thousands)	2019	2018
Assets
Investment in storage facilities:
Land	$831,478	$794,729
Building, equipment and construction in progress	3,710,133	3,604,210
	4,541,611	4,398,939
Less: accumulated depreciation	(753,581)	(704,681)
Investment in storage facilities, net	3,788,030	3,694,258
Cash and cash equivalents	46,058	13,560
Accounts receivable	9,711	7,805
Receivable from joint ventures	1,041	1,006
Investment in joint ventures	134,455	145,911
Prepaid expenses	8,604	7,251
Intangible asset - in-place customer leases	1,417	970
Trade name	16,500	16,500
Other assets	28,961	4,951
Total Assets	$4,034,777	$3,892,212

Liabilities
Line of credit	$-	$91,000
Term notes, net	1,856,976	1,610,820
Accounts payable and accrued liabilities	90,344	87,446
Deferred revenue	9,411	9,191
Mortgages payable	12,107	12,302
Total Liabilities	1,968,838	1,810,759

Noncontrolling redeemable Operating Partnership Units at redemption value	24,019	23,716

Equity
Common stock	467	466
Additional paid-in capital	2,374,392	2,372,157
Accumulated deficit	(326,522)	(308,011)
Accumulated other comprehensive loss	(6,417)	(6,875)
Total Shareholders' Equity	2,041,920	2,057,737
Total Liabilities and Shareholders' Equity	$4,034,777	$3,892,212

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	April 1, 2019	April 1, 2018	January 1, 2019	January 1, 2018
	to	to	to	to
(dollars in thousands, except share data)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Revenues
Rental income	$128,913	$125,892	$253,060	$247,516
Other operating income	12,855	9,570	22,145	18,645
Management and acquisition fee income	3,260	2,546	6,347	4,941
Total operating revenues	145,028	138,008	281,552	271,102

Expenses
Property operations and maintenance	33,433	29,787	64,594	60,236
Real estate taxes	16,219	15,643	32,311	31,061
General and administrative	10,510	11,728	22,847	23,771
Operating leases of storage facilities	141	141	283	283
Depreciation and amortization	25,623	24,784	51,507	49,548
Amortization of in-place customer leases	535	-	880	-
Total operating expenses	86,461	82,083	172,422	164,899

Gain on sale of real estate	-	-	1,076	-
Income from operations	58,567	55,925	110,206	106,203

Other income (expense)
Interest expense (A)	(18,759)	(17,518)	(36,578)	(34,722)
Interest income	46	2	51	6
Equity in income of joint ventures	1,110	1,048	1,921	2,020

Net income	40,964	39,457	75,600	73,507
Noncontrolling interests in the Operating Partnership	(222)	(183)	(404)	(344)
Net income attributable to common shareholders	$40,742	$39,274	$75,196	$73,163

Earnings per common share attributable to common shareholders - basic	$0.87	$0.84	$1.61	$1.57

Earnings per common share attributable to common shareholders - diluted	$0.87	$0.84	$1.61	$1.57

Common shares used in basic
earnings per share calculation	46,582,235	46,480,907	46,573,541	46,466,700

Common shares used in diluted
earnings per share calculation	46,631,214	46,576,352	46,633,957	46,556,512

Dividends declared per common share	$1.00	$1.00	$2.00	$2.00

(A) Interest expense for the period ending June 30 consists of the following
Interest expense	$18,196	$16,993	$35,478	$33,673
Amortization of debt issuance costs	563	525	1,100	1,049
Total interest expense	$18,759	$17,518	$36,578	$34,722

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	April 1, 2019	April 1, 2018	January 1, 2019	January 1, 2018
	to	to	to	to
(dollars in thousands, except share data)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Net income attributable to common shareholders	$40,742	$39,274	$75,196	$73,163
Noncontrolling interests in the Operating Partnership	222	183	404	344
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	25,722	24,270	51,528	48,526
Depreciation and amortization from unconsolidated joint ventures	1,460	1,234	2,870	2,430
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(369)	(302)	(695)	(582)
Funds from operations available to common shareholders	67,777	64,659	129,303	123,881
FFO per share - diluted	$1.45	$1.39	$2.77	$2.66

Adjustments to FFO
Lawsuit settlement	$(1,651)	$-	$(1,651)	$-
Gain on sale of land	-	-	(1,076)	-
Costs related to officer's retirement	-	-	443	-
Board changes and other proxy related expenses	-	-	-	1,128
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	9	-	12	(5)
Adjusted funds from operations available to common shareholders	66,135	64,659	127,031	125,004
Adjusted FFO per share - diluted	$1.42	$1.39	$2.72	$2.68

Common shares - diluted	46,631,214	46,576,352	46,633,957	46,556,512

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	April 1, 2019	April 1, 2018	January 1, 2019	January 1, 2018
	to	to	to	to
(dollars in thousands)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Net Income	$40,964	$39,457	$75,600	$73,507
General and administrative	10,510	11,728	22,847	23,771
Payments for rent	141	141	283	283
Depreciation and amortization	26,158	24,784	52,387	49,548
Interest expense	18,759	17,518	36,578	34,722
Interest income	(46)	(2)	(51)	(6)
Gain on sale of real estate	-	-	(1,076)	-
Equity in income of joint ventures	(1,110)	(1,048)	(1,921)	(2,020)
Net operating income	$95,376	$92,578	$184,647	$179,805

Same store (4)	$80,252	$78,334	$155,705	$151,885
Net operating income related to tenant reinsurance	6,703	5,769	12,518	11,485
Other stores and management fee income	8,421	8,475	16,424	16,435
Total net operating income	$95,376	$92,578	$184,647	$179,805

Life Storage, Inc.
Quarterly Same Store Data (3) (4) 505 mature stores owned since 12/31/17
(unaudited)
	April 1, 2019	April 1, 2018
	to	to		Percentage
(dollars in thousands)	June 30, 2019	June 30, 2018	Change	Change

Revenues:
Rental income	$118,785	$116,356	$2,429	2.1%
Other operating income	1,790	1,838	(48)	-2.6%
Total operating revenues	120,575	118,194	2,381	2.0%

Expenses:
Payroll and benefits	9,664	9,807	(143)	-1.5%
Real estate taxes	14,890	14,301	589	4.1%
Utilities	3,397	3,488	(91)	-2.6%
Repairs and maintenance	3,909	4,180	(271)	-6.5%
Office and other operating expense	3,856	3,831	25	0.7%
Insurance	1,444	1,444	-	0.0%
Advertising	291	308	(17)	-5.5%
Internet marketing	2,872	2,501	371	14.8%
Total operating expenses	40,323	39,860	463	1.2%

Net operating income (2)	$80,252	$78,334	$1,918	2.4%

QTD Same store move ins	52,576	53,552	(976)

QTD Same store move outs	46,760	48,143	(1,383)

Other Comparable Quarterly Same Store Data (4)
(unaudited)
	April 1, 2019	April 1, 2018
	to	to		Percentage
	June 30, 2019	June 30, 2018	Change	Change
2018 Same store pool (489 stores)
Revenues	$116,416	$114,235	$2,181	1.9%
Expenses	38,735	38,182	553	1.4%
Net operating income	$77,681	$76,053	$1,628	2.1%

2017 Same store pool (386 stores)
Revenues	$87,706	$86,320	$1,386	1.6%
Expenses	29,004	28,723	281	1.0%
Net operating income	$58,702	$57,597	$1,105	1.9%

Life Storage, Inc.
Year to Date Same Store Data (3) (4) 505 mature stores owned since 12/31/17
(unaudited)
	January 1, 2019	January 1, 2018
	to	to		Percentage
(dollars in thousands)	June 30, 2019	June 30, 2018	Change	Change

Revenues:
Rental income	$233,941	$228,655	$5,286	2.3%
Other operating income	3,343	3,447	(104)	-3.0%
Total operating revenues	237,284	232,102	5,182	2.2%

Expenses:
Payroll and benefits	19,520	19,903	(383)	-1.9%
Real estate taxes	29,780	28,377	1,403	4.9%
Utilities	7,211	7,471	(260)	-3.5%
Repairs and maintenance	8,950	8,788	162	1.8%
Office and other operating expense	7,726	7,881	(155)	-2.0%
Insurance	2,889	2,847	42	1.5%
Advertising	582	621	(39)	-6.3%
Internet marketing	4,921	4,329	592	13.7%
Total operating expenses	81,579	80,217	1,362	1.7%

Net operating income (2)	$155,705	$151,885	$3,820	2.5%

YTD Same store move ins	97,115	99,972	(2,857)

YTD Same store move outs	90,168	92,775	(2,607)

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (5)
	2019	2018	2019	2018

Weighted average quarterly occupancy	90.9%	91.9%	90.3%	91.5%

Occupancy at June 30	91.5%	92.4%	90.8%	92.1%

Rent per occupied square foot	$14.52	$14.10	$14.27	$13.81

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the six months ended June 30, 2019:

Beginning balance	$4,398,939
Property acquisitions	108,356
Improvements and equipment additions:
Expansions	25,586
Roofing, paving, and equipment:
Stabilized stores	13,785
Recently acquired stores	242
Change in construction in progress (Total CIP $25.2 million)	(1,988)
Dispositions and Impairments	(3,309)
Storage facilities at cost at period end	$4,541,611

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	June 30, 2019	June 30, 2018

Management and administrative salaries and benefits	$6,467	$6,908
Training	239	212
Call center	758	753
Life Storage Solutions costs	224	196
Income taxes	850	720
Legal, accounting and professional	938	1,005
Lawsuit settlement	(1,651)	-
Other administrative expenses (6)	2,685	1,934
	$10,510	$11,728

Net rentable square feet	June 30, 2019
Wholly owned properties	40,167,394
Joint venture properties	8,395,408
Third party managed properties	8,566,952
	57,129,754

	June 30, 2019	June 30, 2018

Common shares outstanding	46,650,391	46,599,927
Operating Partnership Units outstanding	248,466	215,009

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Revenues and expenses do not include items related to tenant reinsurance.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Contacts

Life Storage, Inc.
David Dodman
(716) 229-8284
ddodman@lifestorage.com